EXHIBIT 10.7

AMENDMENT TO THE CARNIVAL CORPORATION

NONQUALIFIED RETIREMENT PLAN FOR HIGHLY COMPENSATED EMPLOYEES

Carnival Corporation Nonqualified Retirement Plan For Highly Compensated Employees is hereby amended, effective December 31, 2008, unless otherwise stated, as follows (additions bold-underlined, deletions struck-through):

(1)	The second paragraph of the Preamble is amended, effective January 1, 2005, to read as follows:

The Plan was amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other official guidance (the “Code”) thereunder. With respect to amounts accrued hereunder that are subject to Section 409A (generally, amounts accrued or vested on and after January 1, 2005), applicable provisions of the Plan document shall be interpreted to permit the accrual of benefits in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts accrued hereunder that are not subject to Section 409A (generally, amounts accrued before January 1, 2005 and earnings thereon) (“grandfathered funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such grandfathered funds. For purposes of determining whether Section 409A is applicable with respect to an amount, in accordance with Prop. Treas. Reg. § 1.409A-6(a) (and subsequent related guidance), the amount is considered accrued before January 1, 2005 if before January 1, 2005 (i) the Participant had a legally binding right to be paid the amount, and (ii) the right to the amount was earned and vested.

(2)	Section 1.3 of the Plan is amended, effective January 1, 2005, to read as follows:

Affiliated Company – means (a) a member with an Employer of a controlled group of corporations, (b) an unincorporated trade or business which is under common control with an Employer as determined in accordance with Section 414(c) of the Code, or (c) a member with an Employer of an affiliated service group, as defined in Section 414(m) of the Code. A corporation or an unincorporated trade or business shall not be considered an Affiliated Company during any period it does not satisfy clause (a), (b), or (c) of this definition. For purposes of this definition, a “controlled group of corporations” is a controlled group of corporations as defined in Section 414(b) of the Code. For purposes of this definition, any reference to 80% under Section 414(b) & (c) and accompanying regulations shall be replaced with 20%.

(3)	The following is inserted as Section 1.32 of the Plan, effective January 1, 2005, and all subsequent sections are re-numbered accordingly:

Specified Employee – a Participant who, as of the date of such Participant’s Termination of Employment, is a key employee (as defined under Code Section 416(i)) of the Company. A Participant is a key employee if the Participant is a key employee at any time during the twelve (12) month period ending on the specified employee identification date. For purposes of determining Specified Employees, the specified employee identification date shall be December 31 and the definition of “compensation” shall be the amount to be reported as wages, tips, or other compensation in Box 1 on the Participant’s Form W-2 for income tax purposes for the Plan Year, including amounts that are not currently includible in the Participant’s gross income by reason of the application of Sections 125 or 132(f) of the Code, and excluding any severance pay paid during such Plan Year. This definition of compensation is not taken into account for purposes of calculating benefits under the Plan, and is used solely for purposes of identifying Specified Employees.

(4)	Section 6.1 of the Plan is amended to read as follows:

6.1	Election of Form of Distribution. Subject to Section 6.4, a Participant shall be entitled to elect, subject to Section 6.7, to receive distribution of his Vested Interest in one of the following methods:

~~(a)~~	~~Life with 5-Year Certain Benefit — an annuity for the life of the Participant, but if the Participant dies within 5 years of his Annuity Starting Date, the annuity is payable to the Participant’s Beneficiary for the remainder of that 5-year period;~~

~~(b)~~	~~Life with 10-Year Certain Benefit — an annuity for the life of the Participant, but if the Participant dies within 10 years of his Annuity Starting Date, the annuity is payable to the Participant’s Beneficiary for the remainder of that 10-year period;~~

~~(c)~~	~~Qualified Joint and Survivor Annuity — an annuity for the life of the Participant with a survivor annuity for the life of the Participant’s spouse, where the survivor annuity is either 50% or 100% of the amount payable during the joint lives of the Participant and the Participant’s spouse;~~

(a)~~(d)~~	Single cash distribution of the full amount payable - the Actuarial Equivalent present value of the Participant’s Vested Interest payable at his Normal Retirement Date. This method will become available only after January 1, 1994 for any Participant or Beneficiary entitled to but not yet receiving monthly payments and only upon the attainment of a Participant’s Early Retirement Age; or

(b)	Equal monthly payments – the number of monthly payments are determined from the first day of the month following the date of Termination of Employment through December 31, 2017.

A Participant’s Vested Interest as of December 31, 2008 shall be paid out by December 31, 2017. Any remaining payments owed to the Participant from the Participant’s Vested Interest as of December 31, 2008, under any form elected above, shall be paid in the form of a lump sum by December 31, 2017, regardless of whether the Participant is still employed with the Company.

If the Participant elects a Lump Sum, such election must be made no later than the December 31, preceding the Participant’s Early Retirement Date. The Participant’s election of a lump sum shall designate the date that such benefit shall be distributed which in no event shall be before the Participant’s Early Retirement Date, unless the Participant’s Early Retirement Date occurs subsequent to December 31, 2017. In the absence of an effective election under this Section 6.1, subject to Section 6.7, a Participant shall be deemed to have elected a distribution in the form of a lump sum ~~50% Qualified Joint and Survivor Benefit if Participant is married at time benefits are to begin or the Life with 5-Year Certain Benefit if Participant is not married at time benefits are to begin~~. A Participant may change his or her election after the Participant’s Early Retirement Date only if such change is effective more than one year after the date of the change and only if the Retirement Committee, in its discretion, decides to honor the Participant’s election. ~~The Retirement Committee may in any event honor a Participant’s election or may choose any other form or timing of distribution.~~

With respect to amounts accrued that are subject to Section 409A (generally, amounts accrued on and after January 1, 2005) a request for a change in the form and timing of a distribution election must occur at least twelve (12) consecutive months prior to the date on which such distribution will be made or commence and the payment with respect to an amended distribution election is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid ~~(or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid)~~.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the timing of a payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the timing of a payment of amounts subject to Code Section 409A on or before December 31, 2008, provided that the change in election (1) is for amounts not otherwise payable in 2008, and (2) does not cause an amount to be paid from a Participant’s Account in 2008.

(5)	The following language is added at the end of Section 6.1 of the Plan, effective January 1, 2005, to read as follows:

Notwithstanding anything herein to the contrary, and solely with respect to amounts deferred under the Plan that are subject to Section 409A of the Code, payment shall not be made or commence to be made to any Participant who is a Specified Employee as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant).

If a Participant accrues a vested benefit, for any Plan Year beginning on or after January 1, 2009, such vested benefit will be paid in a lump sum to the Participant no later than two and one-half months following the year such vested benefit was accrued, assuming the Participant is still employed by the Employer as of the payment date.

(6)	Section 6.3 of the Plan is amended to read as follows:

Timing of Distribution~~; Annuity Starting Date~~. Notwithstanding the remainder of this Section 6.3 or Section 6.4, no distributions shall be made to any Participants prior to January 1, 1994.

~~Distribution of a Participant’s Vested Interest shall commence as of his Annuity Starting Date. A Participant’s Annuity Starting Date shall be the earliest of (a) the first day of the month coincident with or next following the day of the Participant’s Retirement, or (b) the first day of the month coincident with or next following the day of the Participant’s termination of employment (if as of that date the Actuarial Equivalent present value of his Vested Interest does not exceed the amount in Section 6.2). In no event, unless the Participant elects otherwise, shall distribution of a Participant’s Vested Interest commence later than 60 days after the latest of the last day of the Plan Year in which occurs (1) the Participant’s Retirement, (2) the earlier of the day the Participant attains his Normal Retirement Date, or (3) the tenth anniversary of the Participant’s participation in the Plan~~.

Notwithstanding the above, solely with regard to Howard Frank, an in-service withdrawal of Mr. Frank’s benefit, to be distributed on a date selected by Mr. Frank, shall be permitted to be made on or after January 1, 2008, subject to Section 409A of the Internal Revenue Code and applicable guidance. Further, any benefit accrual on or after January 1, 2008 shall be paid to Howard Frank no later than two and one-half months following the year such benefit is accrued.

(7)	Sections 6.4, 6.7, 6.8, 6.9 and 6.10 are stricken from the Plan.

(8)	Section 7.2 of the Plan is amended, effective January 1, 2005, to read as follows:

Form of Preretirement Death Benefit.

(a) Subject to the following sentences, the Participant’s Preretirement Death Benefit under Section 7.1(a) shall be paid to the Participant’s spouse in accordance with the Participant’s most recent distribution election under Section 6.1~~, or if no such election is in place, then in the form of an Qualified Preretirement Survivor Annuity. If the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit as of the Annuity Starting Date exceeds the amount defined in Section 6.2 (the “Minimum Amount”), the Participant’s spouse may elect (during the period beginning on the day the Participant dies and ending on the day distribution of benefits commences) to receive~~ Such distribution shall be a Preretirement Death Benefit which is the Actuarial Equivalent of the full amount otherwise payable as a Qualified Preretirement Survivor Annuity in the form of a single cash distribution. ~~If the Actuarial Equivalent present value of a Participant’s Qualified Preretirement Survivor Annuity as of the Annuity Starting Date does not exceed the Minimum Amount, the method of distribution to the Participant’s spouse of the Preretirement Death Benefit shall be as a single cash distribution which is the Actuarial Equivalent of the full amount payable.~~

(b) Single Participant Death Benefit. A Participant’s Preretirement Death Benefit under Section 7.1(b) shall be paid to his Beneficiary in accordance with the Participant’s most recent distribution election under Section 6.1~~, or if no such election is in place,~~ in the form of single cash distribution. The single cash distribution shall be equal to the Actuarial Equivalent present value of fifty percent (50%) of a Life with 5-Year Certain Benefit payable at the Participant’s Normal Retirement Date.

(9)	Section 7.3(a) of the Plan is amended, effective January 1, 2005, to read as follows:

Timing of Distribution; Annuity Starting Date. Notwithstanding the remainder of this Section 7.3, no distributions shall be made to the Participant’s spouse prior to January 1, 1994.

(a) Distribution of a Participant’s Preretirement Death Benefit under Section 7.1(a) shall be paid on the 90th day following the date of the Participant’s death ~~commence as of the Annuity Starting Date of the Participant’s spouse. The Annuity Starting Date of the Participant’s spouse shall be the earliest of (a) in the case of a Participant who dies on or after his Early Retirement Date, the first day of the month coincident with or next following the Participant’s death, (b) in the case of a Participant who dies after attaining age 55 with less than 15 Vesting Years of Service and the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit exceeds the Minimum Amount, the first day of the month coincident with or next following the Participant’s Normal Retirement Date had the Participant lived, (c) in the case of a Participant who dies before attaining age 55 but after earning 15 or more years of Vesting Years of Service and the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit exceeds the Minimum Amount, the first day of the month coincident with or next following the Participant’s Early Retirement Date had the Participant lived, (d) in the case of a Participant who dies before attaining age 55 with less than 15 years of service and the Actuarial Equivalent present value of the Participant’s Preretirement Death Benefit exceeds the Minimum Amount, the first day of the month coincident with or next following the Participant’s Normal Retirement Date had the Participant lived, or (e) in the case of a Participant who dies before his or her Early Retirement Date and the Actuarial Equivalent present value of his or her Preretirement Death Benefit does not exceed the Minimum Amount, the first day of the month coincident with or next following the Participant’s death~~.

(10)	Section 13.1 of the Plan is amended, effective January 1, 2008, to read as follows:

Amendment/Termination. The Board may amend or terminate this Plan at any time. ~~However, to the extent the Plan is terminated for any reason other than as provided in section 14.10 of the Plan, all Participants will be 100 percent vested in their benefit as of the date of Plan Termination.~~

Notwithstanding anything herein to the contrary, in no event shall any amendment or modification be made in a manner that is inconsistent with the requirements under Section 409A of the Code, nor shall any amendment, modification or other act or exercise be effective which involves an unintentional material modification (within the meaning of Code Section 409A and related official guidance) with respect to Code Section 409A grandfathered funds (generally, amounts deferred before January 1, 2005).